Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP
	1720 North First Street San Jose, CA 95112-4598	April 27, 2017 for immediate release
Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

EARNINGS FOR THE FIRST QUARTER 2017

SAN JOSE, CA — California Water Service Group (NYSE: CWT) today announced net income of $1.1 million, or $0.02 diluted earnings per diluted share, for the first quarter of 2017, compared to a net loss of $0.8 million, or $0.02 net loss per diluted share, for the first quarter of 2016.

The increase in net income was primarily a result of rate increases effective January 1, 2017 and decreases in operating expenses, notably a $1.8 million reduction in California drought program incremental costs.  The implementation of allowance for equity funds used during construction and accounting changes for share-based payments, effective January 1, 2017, also increased net income. These increases were partially offset by a decrease in the accrual for unbilled revenue and increases in depreciation and interest expenses.

Total revenue increased $0.3 million to $122.0 million for the first quarter of 2017 as compared to revenue of $121.7 million for the first quarter of 2016. Rate increases added $11.5 million, $2.4 million of which was related to water production cost increases. Revenue decoupling mechanisms and other balancing accounts reduced revenue $7.0 million due mostly to a decrease in water production during the first quarter of 2017. The difference between adopted and recorded water production costs are recorded as an offset to the WRAM mechanism.  The accrual for unbilled revenue reduced revenue $3.3 million.

According to President and Chief Executive Officer Martin A. Kropelnicki, “the quarterly operating results were in line with the Company’s expectations and reflect the authorized rate increases that went into effect at the beginning of the year.”

“We are delighted by the wet weather we have had in California, which has brought an end to the drought crisis for most of the state.  We now continue to work on implementing the Governor’s long-term water use regulations while continuing to support our customers’ day-to-day efforts to use water more efficiently.  We also remain focused on making capital improvements to our water systems as part of our annual capital investment program adopted by the CPUC,” said Kropelnicki.

Total operating expenses decreased $1.5 million, or 1.3%, to $114.0 million for the first quarter of 2017 as compared to operating expenses of $115.5 million for the first quarter of 2016.

Water production costs increased $1.0 million, or 2.4%, to $42.1 million for the first quarter of 2017 as compared to prior year water production costs of $41.1 million, due primarily to wholesale water supplier rate increases. As designed, the California revenue decoupling mechanisms record increases to revenue equal to the increases in California water production costs.

Administrative and general and other operations expenses decreased $5.7 million, or 12.2%, to $41.4 million in the first quarter of 2017, as compared to $47.1 million in the first quarter of 2016.  The decrease was mostly due to the deferral of $2.6 million of costs associated with deferred WRAM operating revenue and decreases in employee health care costs of $1.9 million, California drought program incremental costs of $1.8 million, on-going conservation program costs of $0.8 million, and outside service costs of $0.3 million. These cost decreases were partially offset by increases in employee wages of $0.9 million and uninsured loss costs of $0.3 million.  Changes in employee pension and other postretirement benefit costs, water conservation program costs, and employee health care costs for regulated California operations generally do not affect earnings given the regulatory treatment that allows the Company to track these costs in balancing accounts for future recovery, which creates a corresponding change to operating revenue.

Depreciation and amortization expense increased $3.2 million, or 19.7%, to $19.2 million in the first quarter of 2017, as compared to $16.0 million in the first quarter of 2016, due to 2016 capital additions.

Income tax benefit remained consistent at $0.9 million in the first quarter of 2017 due primarily to an income tax benefit in the first quarter of 2017 associated with the implementation of accounting changes for share-based payments.

Other income, net of income taxes, increased $1.0 million in 2017, mostly due to the implementation of allowance for equity funds used during construction.

Company-funded and developer-funded capital expenditures for the first quarter of 2017 were $51.9 million, a decrease of $4.6 million, or 8.2%, compared to $56.5 million in the first quarter of 2016.  The decrease was primarily due to construction project delays caused by major winter storms in California during the first quarter of 2017.

The under-collected net water revenue adjustment mechanism (WRAM) and modified cost balancing account (MCBA) net receivable balance increased 29.3% or $10.9 million to $48.0 million as of March 31, 2017 from $37.1 million as of December 31, 2016.  The increase was mostly due to a reduction in usage by customers due to winter storms during the first quarter of 2017.  In addition, there were no drought surcharges recorded as an offset to the WRAM balance during the first quarter of 2017 as compared to $11.4 million recorded in the first quarter of 2016.

Regulatory Update

During the first quarter of 2017, Cal Water entered into a 50-year agreement with the U.S. Department of Defense to acquire the water distribution assets of, and to provide water utility service to, the Travis Air Force Base beginning in 2018, subject to CPUC approval.  Cal Water will also make initial capital improvements of about $12.7 million, with an anticipated capital investment of about $52.0 million over the 50-year term of the utility service contract.

In March 2017, Cal Water submitted an advice letter to recover $25.8 million of 2016 net WRAM and MCBA account receivable balances mostly over 12 and 18 months.

In April 2017, Cal Water, along with three other water utilities, filed an application to adopt a new cost of capital and capital structure for 2018. Cal Water requested a return on equity of 10.75% and a 53.4% equity capital structure as well as a water cost of capital adjustment mechanism similar to that last adopted for the company. The California Division of Ratepayer Advocates and other parties will submit testimony later in the year and may propose a different cost of capital and capital structure. The CPUC schedule for the application anticipates a decision on the matter by the end of 2017.

In March 2017, Cal Water submitted an advice letter that established the School Lead Testing Memorandum Account (SLT MA), which gives Cal Water the opportunity to recover costs related to lead monitoring and testing required by the State Water Resources Control Board’s Division of Drinking Water. The SLT MA will track all incremental expenses associated with lead testing conducted at the request of K-12 schools within Cal Water’s service territory.

Other Information

All stockholders and interested investors are invited to listen to the first quarter of 2017 conference call on April 27, 2017 at 8:00 a.m. PST (11:00 a.m. EST) by dialing 1-866-719-0110 or 1-719-325-2104 and keying in ID # 6640105.  A replay of the call will be available from 11:00 a.m. PST (2:00 p.m. EST) on April 27, 2017 through June 27, 2017, at 1-888-203-1112 or 1-719-457-0820, ID # 6640105.  The replay will also be available under the investor relations tab at www.calwatergroup.com.  Prior to the call, Cal Water will post a slide presentation on its website.  The presentation can be found at www.calwatergroup.com/docs/2017q1slides.pdf after 6:00 a.m. PDT today. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer Thomas F. Smegal III, and Vice President of Regulatory Matters and Corporate Development Paul G. Townsley.

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii. California Water Service was ranked “Highest in Customer Satisfaction among Water Utilities in the West” in 2016 by J.D. Power in its inaugural Water Utility Residential Customer Satisfaction Study. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; the unknown impact of contagious diseases, on the Company’s operations; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)

	March 31,	December 31
	2017	2016
ASSETS
Utility plant:
Utility plant	$2,766,232	$2,717,339
Less accumulated depreciation and amortization	(878,227)	(858,062)
Net utility plant	1,888,005	1,859,277
Current assets:
Cash and cash equivalents	11,990	25,492
Receivables
Customers	24,685	30,305
Regulatory balancing accounts	30,661	30,332
Other	17,394	17,158
Unbilled revenue	24,303	25,228
Materials and supplies at average cost	6,405	6,292
Taxes, prepaid expense, and other assets	12,767	7,262
Total current assets	128,205	142,069
Other assets:
Regulatory assets	367,476	355,930
Goodwill	2,615	2,615
Other assets	53,997	51,854
Total other assets	424,088	410,399
	$2,440,298	$2,411,745

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$480	$480
Additional paid-in capital	334,220	334,856
Retained earnings	316,633	324,135
Total common stockholders’ equity	651,333	659,471
Long-term debt, less current maturities	521,715	531,745
Total capitalization	1,173,048	1,191,216
Current liabilities:
Current maturities of long-term debt	36,139	26,208
Short-term borrowings	130,100	97,100
Accounts payable	69,276	77,813
Regulatory balancing accounts	8,197	4,759
Accrued interest	12,583	5,661
Accrued expenses and other liabilities	37,078	38,689
Total current liabilities	293,373	250,230
Unamortized investment tax credits	1,798	1,798
Deferred income taxes	299,464	298,924
Pension and postretirement benefits other than pensions	224,851	222,691
Regulatory liability and Other	84,318	83,648
Advances for construction	182,815	182,448
Contributions in aid of construction	180,631	180,790
Commitments and contingencies	—	—
	$2,440,298	$2,411,745

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

For the Three-Months ended:

	March 31,	March 31,
	2017	2016

Operating revenue	$122,036	$121,727
Operating expenses:
Operations:
Water production costs	42,068	41,069
Administrative and General	25,249	27,827
Other operations	16,124	19,302
Maintenance	6,112	6,063
Depreciation and amortization	19,201	16,046
Income tax benefit	(884)	(925)
Property and other taxes	6,116	6,075
Total operating expenses	113,986	115,457

Net operating income	8,050	6,270

Other income and expenses:
Non-regulated revenue	3,462	3,428
Non-regulated expenses	(2,054)	(2,980)
Allowance for equity funds used during construction	779
Income tax (expense) on other income and expenses	(889)	(181)
Net other income	1,298	267

Interest expense:
Interest Expense	8,710	8,065
Allowance for borrowed funds used during construction	(494)	(730)
Net interest expense	8,216	7,335

Net income (loss)	$1,132	$(798)

Earnings (loss) per share
Basic	$0.02	$(0.02)
Diluted	$0.02	$(0.02)
Weighted average shares outstanding
Basic	47,984	47,825
Diluted	47,984	47,825
Dividends per share of common stock	$0.1800	$0.1725